INSIDER TRADING POLICY 2025
Purpose
The Board of Directors of Community West Bancshares (the “Company”) has adopted this Insider Trading Policy (“Policy”) for our directors, officers, employees and consultants with respect to the trading of Company’s securities, as well as the securities of publicly traded companies with whom we have a business relationship.
Federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material information about that company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.
It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. Both the U.S. Securities and Exchange Commission (“SEC”) and the Financial Industry Regulatory Authority (“FINRA”) investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Attorneys, pursue insider trading violations vigorously. Cases have been successfully prosecuted against trading by employees through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.
This Policy is designed to prevent insider trading or allegations of insider trading, and to protect the Company’s reputation for integrity and ethical conduct. It is your obligation to understand and comply with this Policy.
Persons Subject to the Policy
This Policy applies to all officers of the Company and its subsidiaries, all members of the Company’s Board of Directors and all employees of the Company and its subsidiaries. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to a person’s family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below.
Transactions Subject to the Policy
This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, options to purchase common stock, restricted stock or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company Securities.
Individual Responsibility
Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and its subsidiaries and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also complies with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Chief Risk Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”
Administration of the Policy
The Company’s Chief Risk Officer shall serve as the compliance officer for the purposes of this Policy, and in his or her absence, another officer or employee designated by the Chief Risk Officer shall be responsible for administration of this

Policy. The Chief Risk Officer shall consult with the Company’s legal counsel on an as needed basis. All determinations and interpretations by the Chief Risk Officer shall be final and not subject to further review, except upon a resolution adopted by the Board of Directors.
Statement of Policy
Nonpublic information (as defined below) relating to the Company, its subsidiaries, or their respective businesses is the property of the Company. The Company prohibits the unauthorized disclosure of any such nonpublic information acquired in the work-place or otherwise as a result of an individual’s employment or other relationship with the Company or any of its subsidiaries, as well as the misuse of any material nonpublic information about the Company or any of its subsidiaries or their respective businesses in securities trading.
General Policies
Do not trade while in possession of material nonpublic information. From time to time, you may come into possession of material nonpublic information as a result of your relationship with the Company or its subsidiaries. You may not buy, sell or trade in any Company Securities at any time while you possess material nonpublic information concerning the Company or its subsidiaries. You must wait to trade until any such material nonpublic information is released and has been public for at least two full trading days (a trading day is a day on which the stock market is open).
Pre-clear trades involving Company securities. If you are unsure about whether information you possess would qualify as material nonpublic information and whether you therefore should refrain from trading in Company Securities, you should pre-clear any transactions involving Company Securities that you intend to engage in with the Chief Risk Officer.
Do not give nonpublic information to others. You may not give nonpublic information concerning the Company or any of its subsidiaries (commonly referred to as “tipping”) to any other person, including family members, and may not make recommendations or express opinions about trading in Company Securities under any circumstances. You should even avoid discussing material nonpublic information with persons within the Company whose jobs do not require them to have that information.
Do not discuss Company information with the press, analysts or other persons outside of the Company. Announcements of Company information are regulated by Company policy and may only be made by persons specifically authorized by the Company to make such announcements. Laws and regulations govern the nature and timing of such announcements to outsiders or the public, and unauthorized disclosure could result in substantial liability for you, the Company and its management. If you receive inquiries from any third party about Company nonpublic information, you should notify the Chief Risk Officer or the Company’s Chief Executive Officer immediately.
Do not participate in Internet “chat rooms” (i.e., “blogging”) in which the Company is discussed. Directors, officers and employees of the Company and its subsidiaries may not participate in on-line dialogues (or similar activities) involving the Company, its subsidiaries or their respective businesses.
Do not use nonpublic information to trade in other companies’ securities. In the course of your work with the Company, you may learn material nonpublic information about the Company’s or its subsidiaries’ customers, vendors, suppliers or other business partners (collectively, “Company Business Partners”). You may not trade in the securities of Company Business Partners when you have material nonpublic information concerning the Company or such other persons that you obtained in the course of their relationship with the Company and its subsidiaries and that would give you an advantage in trading. You should treat material nonpublic information about Company Business Partners obtained in the course of their relationship with the Company and its subsidiaries with the same care required with respect to information related directly to the Company and its subsidiaries.
There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, remain subject to this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s and its subsidiaries’ reputation for adhering to the highest standards of conduct. Unless otherwise stated, only the Chief Executive Officer, Chair of the Board or Chair of the Audit Committee may grant an exception and any such exception must be documented in writing.
Definition of Material Nonpublic Information
Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
•Projections of future earnings or losses, or other earnings guidance;
•Prospective earnings results that are inconsistent with the consensus expectations of the investment community;
•Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•A pending or proposed merger, acquisition or tender offer;
•A new debt or equity offering;
•A pending or proposed acquisition or disposition of a significant asset;
•A pending or proposed joint venture;
•A Company restructuring;
•Significant related party transactions;
•A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•Borrowings or other financing transactions out of the ordinary course;
•The establishment of a repurchase program for Company Securities;
•Major marketing changes;
•A change in management;
•The addition or closure of Company branches or facilities;
•Regulatory issues, actions or investigations that may have a material impact on the Company or its subsidiaries;
•A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•Restatement of financial statements or potential impairments to Company assets;
•Development of a significant new product, process, or service;
•Pending or threatened significant litigation, or the resolution of such litigation;
•Severe liquidity problems;
•The gain or loss of a significant customer;
•A significant cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s operations, or the loss, potential loss, breach or unauthorized access of the Company’s property and assets, whether at its facilities or through information technology infrastructure; or
•The imposition of a ban on trading in Company Securities or the securities of another company.
When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the SEC, like a Form 8-K, that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s or its subsidiaries’ employees, or if it is only available to a select group of analysts, brokers and institutional investors. In some circumstances, even something publicly available, like through a regulatory filing or through a website with limited traffic, may not be considered publicly disseminated for purposes of insider trading.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the second trading day after the day on which the information is released. If, for example, the Company were to make an announcement on a Monday, you should not trade in Company Securities until Thursday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.
Transactions by Family Members and Others
This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.
Transactions by Entities that You Influence or Control
This Policy applies to any entities that you influence or control, including any corporations, non-profit organizations, partnerships, limited liability company, trusts or other entities or organizations (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.
Transactions under Company Plans
This Policy does not apply in the case of the following transactions, except as specifically noted:
Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.
Employee Stock Purchase Plan. This Policy does not apply to periodic contributions to the Company’s Employee Stock Purchase Plan (“ESPP”). However, selling any Company stock acquired under the ESPP are subject to trading restrictions under this Policy.
Transactions Not Involving a Purchase or Sale
Bona fide gifts are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell Company Securities while the officer, employee or director is aware of material nonpublic information, or the person making the gift is subject to the trading restrictions specified below under the heading “Additional Procedures” and the sales by the recipient of Company Securities occur during a Blackout Period.
Transactions in mutual funds, ETFs, index funds or hedge funds that are invested in Company Securities are not transactions subject to this Policy.

Post-Termination Transactions
This Policy continues to apply to transactions in Company Securities even after termination of service to the Company or a subsidiary. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Additional Procedures” above, however, will cease to apply to transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service. Special rules also apply to persons subject to Section 16 of the Exchange Act and who leave the Company or a subsidiary.
Special and Prohibited Transactions
The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, it is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:
Speculative Transactions. The Company’s directors, officers and employees may not engage in any transactions that suggest they are speculating in Company Securities (that is, that they are trying to profit in short-term movements, either increases or decreases, in the stock price). The Company’s directors, officers and employees may not engage in any short sale, or any equivalent transaction involving Company Securities. A short sale involves selling shares that a party does not own at a specified price with the expectation that the price will go down so that the party can buy the shares at a lower price before the party has to deliver them.
Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus his/her attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below captioned “Hedging Transactions”).
Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company prohibits hedging transactions by its directors, officers and other employees.
Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without your consent if you fail to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledger is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, directors, officers and other employees are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan. (Pledges of Company Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions”).
Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker. As a result, the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages its directors, officers and other employees placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.”
Section 16 Procedures for Directors and Executive Officers
Directors and executive officers of the Company must report to the SEC all their holdings of and transactions in the Company’s equity securities and must disgorge to the Company any profits realized from buying and selling (or selling and buying) such securities within any six-month period. When a person first becomes an insider (i.e., a director or executive officer), a report of beneficial ownership of the Company’s equity securities must be filed on a Form 3. Thereafter, whenever a trade in the Company’s common stock is consummated, a Form 4 or Form 5 must be filed with the SEC (except in the case of certain exempt transactions). These reports must be filed on a timely basis–two business days for trading transaction and the filing of a Form 4. All delinquent filings must be disclosed in the Company’s annual meeting proxy statement (with the delinquent individuals identified by name), and they can trigger monetary fines. An insider is generally deemed to be the owner of securities that are owned by a spouse or child living with the insider, and may also be deemed to be the owner of securities held in a trust of which the insider is a trustee, settlor, or beneficiary or of securities owned by a corporation or other entity controlled by the insider. Furthermore, an insider is responsible for trading transactions in the Company’s common stock made from a discretionary account even though the insider does not make the investment decisions with regard to the account.
Profit disgorgement is required if an insider purchases and sells Company Securities within a six-month period and vice versa (i.e., sells within six months before buying). Any “profit”–measured as the difference between the prices of any two “matchable” transactions during the six-month period (i.e., the highest priced sale and the lowest priced purchase)–must be paid to the Company. The requirement is intentionally arbitrary and, subject to tightly defined regulatory exemptions, applies to all transactions within any six-month period regardless of whether the insider had inside information or, in fact, made a profit on an overall basis. This provision is aggressively enforced by a plaintiffs’ bar that monitors SEC filings.
Some transactions, such as the grant and exercise of stock options and the acquisition of securities under employee benefit plans, may be exempt from the purchase and sale triggers of the short-swing profit rules if procedural requirements established by SEC rules have been satisfied. Absent an exemption, the receipt of an option, the acquisition of securities through a benefit plan, or the acquisition of a derivative security related to the value of the Company’s common stock normally will be considered to be a purchase of the underlying security and could be matched against a sale. The Company’s stock option plans and equity plans are designed and administered in a manner to take advantage of these exemptions.
The reinvestment of Company cash dividends is a “purchase” for purposes of Section 16 and also presents possible issues for Section 16(b) liability.
A retiring director or executive officer may be subject to profit recovery based on transactions occurring during the six months after the director or officer departs. If a director or officer purchases shares of the Company, resigns, and sells shares within six months after the purchase, liability may be imposed for any short-swing profit even though the individual is no longer a director or officer at the time of the sale.
Additional Procedures
The Company may establish additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.
Pre-Clearance Procedures. All directors and executive officers, as well as the Family Members and Controlled Entities of such persons and such other persons that may be identified by the Chief Financial Officer and Chief Risk Officer from time to time, may not engage in any transaction in Company Securities, even voluntary transactions not otherwise subject to this Policy, without first obtaining pre-clearance of the transaction from the Chief Financial Officer. A notification for pre-clearance should be submitted to the Chief Financial Officer at least two business days in advance of the proposed transaction. The Chief Risk Officer himself or herself may not trade in Company Securities unless the Chief Executive Officer or Chief Financial Officer has approved the trade(s) in accordance with the procedures set forth in this policy. Pre-cleared trades must be effected within five business days of receipt of pre-clearance unless an exception is granted.
When a notification of pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Chief Financial Officer. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months. The Chief Financial Officer will cause a Form 4 to be prepared and filed on your behalf with the SEC pursuant to Section 16 of the Securities and Exchange Act of 1934. The Form 4 is required to be filed on the second business day after your transaction date. It is your responsibility to notify the Chief Financial Officer of your transaction date.
Quarterly Trading Restrictions. All directors, executive officers and the covered persons listed on Schedule A (referred to in this Policy as “Covered Persons”) subject to this restriction, as well as their Family Members or Controlled Entities, may not conduct any transactions involving Company Securities (other than as specified by this Policy), during a period beginning fifteen days prior to the end of each fiscal quarter and ending at the close of business on the second trading day following the date of the public release of the Company’s earnings results for that quarter (“Blackout Period”). In other words, these persons may only conduct transactions in Company Securities during the “Window Period” beginning on the third trading day following the public release of the Company’s quarterly (or year-end) earnings and ending fifteen days prior to the close of the next fiscal quarter.
Under certain very limited circumstances, a person subject to this restriction may be permitted to trade during a Blackout Period, but only if the Chief Risk Officer concludes that the person does not in fact possess material nonpublic information. Persons wishing to trade during a Blackout Period must contact the Chief Risk Officer for approval at least two business days in advance of any proposed transaction involving Company Securities.
Event-Specific Trading Restriction Periods. The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.
From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Chief Risk Officer may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Chief Risk Officer, designated persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In that situation, the Chief Risk Officer may notify these persons that they should not trade in Company Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Chief Risk Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading restriction period.
Exceptions. The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions under Company Plans” and “Transactions Not Involving a Purchase or Sale.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”
Preparation of Form 3s and Form 4s. The Company will prepare and file with the SEC Form 3s and Form 4s on behalf of the Company’s directors and executive officers. Sufficient notice of reportable transactions must be provided to the Company so that the Form 4 is properly and timely filed with the SEC (i.e., 2 days after the purchase or sale). While the Company provides this service as an accommodation to the directors and executive officers, it remains such reporting person’s obligation to assure the filings are properly and timely made.
Rule 10b5-1 Plans
Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule 10b5-1 (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must meet the requirements of Rule 10b5-1 and the Company’s “Guidelines for Rule 10b5-1 Plans,” set forth on Schedule B. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.
The Company requires that all Rule 10b5-1 Plans be approved in writing in advance by the Chief Risk Officer and the Company’s legal counsel.
Consequences of Violations
The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in Company Securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. Pursuant to applicable law, the penalties for “insider trading” include civil fines of up to three times the profit gained or loss avoided, and criminal fines of up to $5,000,000 and up to twenty years in jail for each violation. You also can be liable for improper transactions by any person to whom you have disclosed nonpublic information or made recommendations on the basis of such information as to trading in Company’s Securities (“tippee liability”). Large penalties have been imposed by federal securities regulators even when the disclosing person did not profit from the trading. Federal securities regulators, the stock exchanges and FINRA use sophisticated electronic surveillance techniques to uncover insider trading.
In addition, your failure to comply with this Policy may subject you to Company-imposed sanctions, including dismissal for cause, whether or not your failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.
Company Assistance
Your compliance with this Policy is of the utmost importance both for you and for the Company. If you have any questions about this Policy or its application to any proposed transaction, you may obtain additional guidance from the Chief Risk Officer, who will if required also consult with the Company’s outside legal counsel. Do not try to resolve uncertainties on your own, as the rules relating to insider trading are often complex, not always intuitive and carry severe consequences.

SCHEDULE A

COVERED PERSONS

Covered Persons/Positions

Members of the Board of Directors
Executive Officers*
Executive Vice Presidents
Senior Vice Presidents
Employees of the accounting and finance department

* As such term is defined by Section 16 of the Securities Exchange Act of 1934.

SCHEDULE B

Rule 10b5-1 Plan
Guidelines for Rule 10b5-1 Plans
Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability. To be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities (as defined in the Insider Trading Policy) that meets certain conditions specified in the Rule 10b5-1 (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.
As specified in the Company’s Insider Trading Policy, a Rule 10b5-1 Plan must be approved by the Chief Risk Officer and meet the requirements of Rule 10b5-1 and these guidelines. Any Rule 10b5-1 Plan must be submitted for approval prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.
The following guidelines apply to all Rule 10b5-1 Plans:
•You may not enter into, modify or terminate a trading program during a blackout period or while in possession of material nonpublic information.
•The Plan must include a written formula for determine the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold (algorithm or computer programs may be used).
•Generally, you may not have overlapping plans (i.e., more than one Plan in force).
•Executive officers and directors may not make any purchases or sales under the Plan the later of (i) the expiration of 90 days after the adoption of the Plan, or (ii) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the Plan was adopted. (For persons who are not an executive officer or director the cooling off period is 30 days).
•Rule 10b5-1 does not impose any limits on the term of a Plan. However, a series of short-term plans may subject the plan creator to allegations of manipulation.
•Any modification to a Plan is treated as a termination and adoption of a new Plan which means a new cooling off period.
•If a Plan is terminated, you must wait until the commencement of the next Window Period (as defined in the Insider Trading Policy) before a new Rule 10b5-1 plan may be adopted.
•The Plan must be entered into in good faith and not as part of a plan or scheme to evade the provisions of Rule 10b5-1 and you must so certify in the plan.
•You must also certify that you are not aware of any non-public material information at the time you adopt the Plan.
A person who sets up a Plan generally can still trade securities outside the Plan. However, the affirmative defense of Rule 10b5-1 will not apply to those trades. The adoption of a Plan in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short-swing trading liabilities thereunder. If any questions arise, such person should consult with their own counsel in implementing a Rule 10b5-1 Plan.
The Company will be required to provide quarterly disclosure on Forms 10-Q and 10-K of (i) whether any director or officer has adopted, modified or terminated a Plan and (ii) a description of the material terms of each Plan, including the name and title of the director or officer, the date the Plan was adopted, modified or terminated, the Plan’s duration, and the total amount of securities to be purchased or sold under the Plan. The pricing terms of the Plan are not required to be disclosed.